Exhibit 99.2

AutoWeb, Inc. Q3 2021 Earnings Call Transcript

Call Participants

EXECUTIVES

Jared R. Rowe
CEO, President & Director

Michael A. Sadowski
Executive VP & CFO

ANALYSTS

Aman Gulani

B. Riley Securities, Inc.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

ATTENDEES

Cody Cree
Gateway Group, Inc.

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the third quarter ended September 30, 2021.

Joining us today are AutoWeb's President and CEO, Jared Rowe; the company's CFO, Michael Sadowski; and the company's outside investor relations adviser, Cody Cree, with Gateway Investor Relations. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Cree for some introductory comments.

Cody Cree
Gateway Group, Inc.

Thank you, Daniel. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-Q for the quarter ended September 30, 2021, which was filed prior to this call, as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and a statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company's financial condition and results of operations are included in today's press release that is posted on the company's website.

And with that, I will now turn the call over to Jared.

Jared R. Rowe
CEO, President & Director

Thanks, Cody. Good afternoon, everybody. So we continued to make some really solid progress in our business transformation during the third quarter despite some significant headwinds from supply constraints throughout the automotive industry, which really did diminish new vehicle inventory and production levels, which tended to offset our seasonal strength that we typically experience during Q3. But year-over-year growth trends in our click metrics demonstrate to us, the consumer demand remains robust among intent car buyers. We continue to swiftly integrate and scale CarZeus, which is our new vehicle acquisition and resale product or segment -- Mike will talk more about that -- to help address this demand and establish our foothold within the used vehicle acquisition business.

Now we believe that the customer acquisition efficiencies and platform enhancement we've built have given us a strong foundation for growing our vehicle acquisition business and driving completed used vehicle transactions from start to finish.

Now before we discuss this transformation and our performance during the quarter in greater depth, let me first provide some additional context and state evolution of today's vehicle buying dynamics. Retail dealers and OEMs continue to be challenged by widespread pandemic-related supply shortages, including the ongoing semiconductor and microchip shortage. These disruptions are still constricting new car production levels and overall vehicle availability, with Bloomberg Intelligence estimating that the number of used and new cars and dealership lots fell by 1/3 of last year's levels. Individual dealers and OEMs had limited visibility and control over their supply chain conditions, which likely will not normalize for foreseeable period.

Even when supply chain constraints do begin to ease, this doesn't mean that new car inventory levels will immediately surge. Rebounding demand among in market vehicle scrappers has created backlogs for specific vehicle models at the dealership level. So once the vehicle supply chain normalizes, dealers will need to first fill the orders of customers who have already put down deposits or signed up for wait list before they fully replenish their lot. Conversely, the market conditions that have hampered new vehicle transactions, has spurred the growth and urgency in of used car transactions. Within a ramping demand environment, according to data from the Federal Reserve of St. Louis and Cox Automotive, version of used car sales, used car SAAR, as a percent of total SAAR, new and used, has risen from approximately 69% in January to about 75% at the beginning of September. In parallel, used car and truck prices increased by approximately 32% year-over-year. And this is according to the latest U.S. Department of Labor data.

Now these evolving market conditions within our industry complement the evolution that we're driving in our own business. As we've shared over the past 3 years, the initial phases of our transformation strategy are focused on improving our core business. We've meaningfully improved our consumer-facing platform experience, we've accelerated our innovation cycle, and we've enhanced our offerings by layering in retail-ready components such as finance platform functionality and the CarZeus vehicle buying service to ultimately provide a more tailored experience for consumers and really a more sophisticated way of helping them complete their vehicle transaction.

Now with this groundwork in place, we're well positioned to progress into the next phase of becoming an automotive matchmaker. So we're integrating and scaling CarZeus, our used vehicle acquisition and resale business. We aim to use our digital retailing advantages to begin directly fulfilling matches for our network of in-market car buyers.

Now well, there are others who buy cars directly from consumers, we believe that we have an advantage, in that we have an established and expanding suite of resources dedicated to identifying and retaining in market consumers. Our proven customer acquisition efficiencies have helped us build an optimal audience for our ramping vehicle acquisition business, which is an audience of in-market consumers that we can support through the entire transaction phase from disposing of their current vehicle to evaluating and acquiring a new one. Having this capability positions us to both fulfill consumer demand directly and provide retail and wholesale dealers with additional sources of inventory. Furthermore, it transforms us into a first-party participant in the used car transaction process, allowing us to both leverage the current advantageous dynamics in that market and emerge from the challenges in the new car market with a stronger foundation and a more comprehensive value proposition.

This third-party audience efficiency matched with first-party monetization is a very important point, and it's something that you're going to hear us talk an awful lot about over the next several periods.

Now most traditional media companies will always stay media company. However, that's not the path that we've chosen. The total addressable market for automotive digital advertising is about $15 billion according to eMarketer. By contrast, our business transformation allows us to address a far larger market than we would by simply focusing on our legacy marketing offerings.

We believe that our platform offers a more tailored funnel approach to acquiring traffic and consumer leads than what larger media only players can provide, which gives us greater flexibility to evolve our business beyond the media routes. In fact, in September, a research report from Brian Pass Enterprises, found that our click traffic generation product alone drives greater levels of quality, value and shopper interactions than broader dealer funded Google SEM campaigns. The reason is that the dealer funded Google SEM campaigns tend to capture more consumers seeking basic service and administrative functions for their vehicles than active vehicle shoppers. With our concentrated approach, we have acquired an expansive and growing audience of active action minded car buyers to leverage as we enter the vehicle acquisition business, which is estimated to have a total addressable market of approximately $230 billion. So as you can see, we've expanded our total addressable market substantially.

By transforming our business from a digital marketing platform to a transactional matchmaker at scale, we are leveraging our best practices and infrastructure for acquiring highly targeted, high intent consumer leads and actioning these leads directly, all within the same efficient, optimized platform.

I'm extremely proud of the team's relentless work to drive operational efficiencies and execute on our growth objectives within our legacy marketing business and our scaling vehicle acquisition business.

I'll provide more detailed commentary on our transformation strategy and CarZeus' integration progress after Mike runs through the Q3 financial performance. Mike, over to you.

Michael A. Sadowski
Executive VP & CFO

Thank you, Jared, and good afternoon, everyone. Before I get into the financial results, I wanted to discuss the new additions to our presentation of the financials. As a result of our acquisition of certain assets, CarZeus in early Q3, we launched our new business segment that operates under our Tradein Expert Inc. legal entity and our CarZeus brand. This business segment is involved in the acquisition and retail of used vehicles and will fully connect to our legacy business in terms of audience opportunities. This is a new business segment for AutoWeb, and we break out financial information associated to the segment in our latest 10-Q filing.

This new information is in the 10-Q under the heading Segment Reporting, and provides key information for our 2 segments. These 2 segments are our legacy business of automotive, digital marketing, which includes the revenue streams of leads in digital advertising and our new business of used vehicle acquisition and resale. In the following set of information, break out the information in a manner similar to how we previously reported, including both consolidated and more detailed results, but we'll also add in the segment information to enhance clarity around our financial results.

Now let's step right into our Q3 results. Total revenues in the third quarter were $17.2 million, down from $18.7 million in last quarter and $17.8 million in the year ago quarter, primarily due to the impact of supply constraints across the automotive industry. As Jared mentioned, these supply challenges have kept new vehicle inventory levels low, enforced many manufacturers to drastically reduce production levels. And these overriding facts offset the seasonal benefits we would typically see in our financial performance for Q3.

The industry challenges primarily impacted our Automotive Digital Marketing segment, which for Q3 totaled $15.6 million in revenue, down from $18.7 million in last quarter and $2.8 million in the year ago quarter. Our used vehicle acquisition and retail segment totaled $1.6 million in revenue in Q3. As this is a new offering for AutoWeb, this is the first quarter in which we have this revenue stream. And therefore, there is not a historical comparable.

Within the Automotive Digital marketing segment, our lead revenues in Q3 totaled $12.0 million, which is down compared to $15.2 million last quarter and $14.8 million in the year ago quarter. While lead traffic and volume were also down both year-over-year and sequentially, we're able to maintain our retail lead capacity overall on a year-over-year basis, which we believe is a testament to the value our subscribing dealers see in our solution.

Total retail dealer count for Q3 came in at 1,617 dealers, down slightly from 1,665 in Q2 and down from 1,707 in the year ago quarter.

Now moving to our digital advertising revenues within the Automotive Digital Marketing segment. In the third quarter, digital advertising came in at $3.5 million, remaining flat through Q2, but representing a 15% increase from $3.1 million in the year ago quarter.

Within digital advertising, the clicks product delivered $3.0 million in revenue compared to $2.8 million in Q2 and $2.4 million in the year ago quarter, showing good growth in both sequential and year-over-year revenue. The positive click revenue was a result of both overall click traffic and click volumes growing on a year-over-year basis by 17% and 7%, respectively.

The growth we're generating across our click metrics indicate to us that we're seeing -- that our clients are seeing the benefit of all of our solutions, and they're expanding their click programs with us, and we're able to drive consumer demand and that consumer demand remains robust among our targeted audiences of active car shoppers.

Now turning to the gross profit line. Our consolidated third quarter gross profit was $4.4 million, which was down from both $6.6 million last quarter and $6.4 million in the year ago quarter. Third quarter gross margin came in at 25.8%, which was also down from both 35.0% last quarter and from 36.1% in the year ago quarter. The decreases were driven primarily by the industry-wide supply constraints impacting our leads business that I mentioned earlier and the mix change with adding used vehicle sales, lower margin offering in Q3.

The Automotive Digital Marketing segment contributed $4.3 million in gross profit with a gross margin percentage of 27.5%. Our Used Vehicle Acquisition and retail segment contributed $0.2 million in gross profit, with a gross margin percentage of 9.9%. With the addition of our Used Vehicle Acquisition and Retail segment, we expect that our overall gross margin percentage will be lower than when we had only the Automotive Digital Marketing segment.

Consolidated operating expenses for the third quarter came in at $7.3 million compared to $6.7 million in both the prior and year ago quarters. This includes an incremental $0.4 million in Q3 related to the integration, operation and scaling of the CarZeus business line.

In both our used vehicle acquisition and retail segment and our legacy Automotive Digital Marketing segment, we have maintained our disciplined approach to cost management as we make progress our growth initiatives.

Consolidated loss in the third quarter was a loss of $3.1 million or negative $0.23 per share compared to a net loss of $0.3 million or negative $0.02 per share last quarter and a net loss of $0.4 million or negative $0.03 per share in the year ago quarter. Adjusted EBITDA in the third quarter was a loss of $1.7 million compared to a positive $1.0 million last quarter and in the year ago quarter. Decrease primarily driven by the lower gross profit levels I discussed earlier.

At September 30, 2021, cash, cash equivalents and restricted cash stood at $14.2 million compared to $15.1 million at December 31, 2020. At September 30, 2021, we have an ending balance of $10.0 million on our $20 million of revolving credit facility with CIT Northbridge Credit. In Q3, we completed amendments to our credit facility that enabled the utilization of up to $3 million of our credit facility to acquire inventory with the intent of resell, among other things.

As noted earlier in this call, the growth of our used vehicle acquisition and resale segment may not expand our gross margin percentages, but we believe it will help us maximize our gross profit dollars. Over the past 3 years, we've proven our operational efficiency and commitment to diligent cost management as we've navigated our company through both a strategic turnaround and a pandemic that continues to challenge the automotive industry when our customers operate.

As we move into this next phase of our growth and transformation strategy, we plan to continue leveraging the efficiency in both our cost structure and our consumer acquisition capabilities to grow our used vehicle acquisition and resale business and build upon the comprehensive suite of resources we have already built into our platform.

This concludes my prepared remarks, and I'll turn it back over to Jared for additional operational updates. Jared?

Jared R. Rowe
CEO, President & Director

Thanks, Mike. So before we conclude today's call, I'd like to provide some additional detail about our early progress with scaling our used vehicle acquisition and resale segment under the CarZeus brand since we completed the acquisition on July 30. So as of September 30, we have purchased 126 vehicles from consumers. And we sold 115 of those vehicles. The vehicles sold by the end of the quarter, by the end of the third quarter, carried an average selling price of just under $14,000 with an average per unit gross profit of $1,380.

Now our gross margin here is on the higher end of the range that we provided last quarter. But as Mike get described, our approach to vehicle sales seeks to maximize the gross profit dollars we generate overall. While the gross margin percentage may get smaller as we increase the geographic scope of the business and the overall car sales volumes, we do expect to grow top line revenue and gross profit dollars as we scale the business over time.

Now we're focusing on some initial acquisition transition work in August and September. We began layering in our first set of optimizations to the CarZeus platform really in October. So even from these early changes, we are seeing some noticeable improvements across each of the metrics that I just shared, which we believe validates our strategy.

So similar to what we've done with our legacy marketing business. We refocused CarZeus marketing spend on quality, not quantity. Really focused on the main base of San Antonio, Texas, kind of tighten things up a little bit. It's really pinpoint the most relevant high-quality leads with the strongest likelihood of leading to a completed vehicle transaction.

Now this may seem a bit counterintuitive in that we tightened up the funnel a bit. But really, what this did was this allowed us to drive more operational efficiency and marketing spend efficiency, which is really critical to this business. We improved our lead to purchase conversion rate from 5% in September to 9.1% in October. This represents a 410-basis point increase and really shows, we think, some of the operating leverage that exists in this business.

Now while our October results are preliminary and unaudited at this stage, I do want to share what that operational focus on lead to purchase conversion means for our business in terms of financial impact.

So during October, the number of vehicles we purchased increased approximately 40% month-over-month. So we bought a little -- just over 90 vehicles. And we sold approximately 80 of those vehicles in the same period, which is really on the higher end of the range that we provided you last quarter. These vehicles sold at an average resale price of approximately $18,000 and with a gross profit margin percentage well within our previously provided range of 7% to 10%.

We're going to continue to seek more volume of units, and we're going to focus on reasonable margin percentages. But ultimately, like we've talked about, we're really focused on generating gross margin dollars. We think that the vehicle acquisition and resale product line for us is really attractive in that. Again, it helps us drive top line revenue, but more importantly, helps us drive real gross margin dollar generation.

Now the work that we've already done to transform our legacy marketing business has improved the efficiency of our operations and the comprehensiveness of our overall platform. Now what we're doing is we're building on those strengths by leveraging the resources that we've developed as a digital marketer and deploying them in support of the vehicle purchasing and retail business segment.

In addition, we've already commenced our efforts to expand car use beyond its initial base in San Antonio as we're active already in Austin, which is a market that's adjacent to San Antonio.

Now we have maintained our focus on cost efficiency by keeping initial often launch all virtual. We're leveraging the local leads within our existing database to source high intent buyers for the vehicle inventory that we acquire. But as we establish our foothold in Austin, we do plan to supplement our virtual presence with an in-person location to support vehicle inspections and serve as an additional customer touch points. Now over time, we plan to replicate this approach to market entry in Austin across the other markets that we expect to enter. We expect this expansion to remain regionally concentrated in Texas to start with. But we already have -- but we already have the customer acquisition efficiencies, high intent audience, vehicle shoppers and growing suite of retail ready platform offerings, needed to expand this offering nationwide.

While the CarZeus business allows us to definitely navigate today's evolving car buying trends, it also shares another step in the realization of our matchmaker strategy. We're transitioning from a digital marketing platform that facilitated matches between buyers and sellers to a platform that can directly fulfill these matches. Whether we're providing retailers with in-demand used car inventory via wholesale auctions or connecting in-market consumers to dealers that can supply their desired vehicles. Again, an incredibly important point, because we believe that marketplaces need to make the transition from being commodity matchers to matchmakers. We also believe that they need to make the transition of mapping third-party audience efficiency with first-party monetization. And we are one of the only marketplaces out there that have that collection of attributes.

So while we're still in the early days of this vision, I'm extremely proud of what we have accomplished to-date. Our team is committed to optimizing the value that we provide for our customers and shareholders as we strengthen the scale -- as we strengthen the scale and capabilities of our automotive matchmaking platforms. And again, we believe that when the inventory returns and the market normalizes, that we will not just be well positioned to improve the performance of our core marketing business, but we think we're going to be repositioned in a really interesting and exciting way because we will have the first-party monetization associated with the used vehicle buying and resale product grown and far more mature, which we think is going to allow us to not just grow back with the market, but we think we're actually going to be able to take advantage and outperform the market when it comes back to normal inventory levels.
With that, I think we're ready for some questions. Operator?

Question and Answer

Operator

Our first question comes from Aman Gulani with B. Riley Securities.

Aman Gulani
B. Riley Securities, Inc.

So in regards to CarZeus, what sort of trends are you seeing in the marketplace for used car pricing? And clearly, there's been like a sequential improvement in October. But I mean, do you expect pricing to maybe soften a little bit as supply constraints ease going into next year?

Jared R. Rowe
CEO, President & Director

I don't, actually as we see -- thank you for the question, by the way. In the first half of October, wholesale pricing actually grew faster than retail pricing. So what you're seeing is a bit of a disconnect between the wholesale and the retail market. Also, with new car inventories not being -- not really expecting to come back in any real meaningful way in the first couple of periods of next year, I think you're going to continue to see strong, strong pricing on the used car side. And like I said, the retail used car pricing needs to catch up with the wholesale used car pricing because there's been a disconnect there for a couple of periods now.

Aman Gulani
B. Riley Securities, Inc.

Got it. That's helpful. And then how should we think about growth plans into other markets? I mean you already expanded into Austin. Are you thinking about other markets at this junction?

Jared R. Rowe
CEO, President & Director

We are. We are. Listen, we're a licensed used car dealer in the State of Texas. And so Texas is our current focus in terms of expansion. You will see us move into other markets throughout next year. But we're in a couple of smaller markets in Texas. You start thinking about Dallas, you start thinking about Houston, those are far larger markets with real opportunities. And those are just 2 of the bigger ones. There's other smaller markets which would support this kind of business as well. So absolutely, we intend to be growth-oriented with this side of the business. We intend to stay regionally focused on Texas right now, but we think there is a lot of opportunity just within the State of Texas.

Aman Gulani

B. Riley Securities, Inc.

Then maybe last question for me here. Last quarter, you talked about CreditIQ. Have you fully integrated that into your platform at this point? And then what sort of puts and takes have you seen in terms of customer engagement with CreditIQ in your platform?

Jared R. Rowe
CEO, President & Director

Yes. So it is up and running. We've got it integrated where we have overlapped with some of our retail dealers. Engagement metrics have been good. Candidly, we've got to put a little bit more energy behind that one and expanded not only cost of CreditIQ on some opportunities there to do that. But it is integrating, it's up and running. We like the way it's functioning. We think there's more opportunity for growth there. Again, a lot of that has to do, though, with the inventory returning, right? The finance platform was integrated for specific reason to support both new and also used car transactions, but as well as idea that the bulk of our traffic is really new car centric, which inhibits our ability for -- to really take advantage of the finance platform as we sit right now. But again, it's an investment that we made, that will pay dividends as inventory returns. So again, it's one of the reasons why you hear us focus a bit more on CarZeus on the car buying side because we can leverage that in market new vehicle audience to the benefit of CarZeus, and we can actively participate in the used car market, not on the sales side, but really on the buy side.

Operator

Our next question comes from Gary Prestopino with Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Yes, I have a couple of questions here. Jared, what does the acquisition -- pending acquisition of CreditIQ by cars.com pertain for your relationship with this entity? I mean, because cars.com is basically a lead generation service as well.

Jared R. Rowe
CEO, President & Director

Yes. So Gary, you and I talked about, they're more about audience, they're more about engagement from an audience perspective. So to your point around, some dealers use them to reach in market used car audience, agree. I actually think it says a couple of things. Number one is I think it says that we picked a good partner. Because we were first on that one, and we saw that it was good technology that could be used in different ways. I actually don't think it's a bad thing. I think it will be a good thing over time because ultimately, we do have a far more new car centric audience than cars.com. They have a more used car centric audience. And our initial understanding of the acquisition is that they intend to continue to support the relationships that they have with others, and we're a significant strategic partner of CreditIQ.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then just jumping to the dealers here. You continue to see a decline in your dealer count. Are dealers that -- are 1 to 2-point dealerships, the ones that are basically turning off the product right now just because they lack inventory? Or is it just really across the board with nothing specific we can point to?

Jared R. Rowe
CEO, President & Director

Yes, it's across the board, Gary. Listen, the appetite for new car leads is down. Listen, we jumped into October with, what, a 23, 25-day supply, 7 million units, the lowest, I've ever seen in my lifetime. And so what you're seeing is, as we've talked about, right, dealers just continue to harvest profitability because what they're doing there is those increased ASPs are offsetting the lower overall volumes, which is allowing them to, at least for the past couple of periods, past few periods, outperform on the gross margin line. Listen, if inventory doesn't come back, they're going to really struggle to continue to do that.

So to your point, what we're seeing is we're seeing dealers across the board just spend less on advertising, and we're caught up in that. Now we feel pretty good about the fact that we've hit this position from a capacity perspective when we've held, we're not seeing mass attrition in our network. And it's just a tough environment right now to sell digital media to dealers because they're selling everything they have for north of MSRP in most instances.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Right. No, I understand that. And then with this CarZeus entity, could you just explain -- I understand you're purchasing the cars from consumers. Are you selling the cars in the wholesale channel? Or are you selling them to dealers?

Jared R. Rowe
CEO, President & Director

We do both. So to your point, what we do is we feel traffic off of our existing traffic flow as well as some individual marketing with our marketing team, our marketing team is taking full control of the digital media spend. We get consumers to give us some information. We provide them with a range based on the valuation that they're -- based on the condition report, I apologize, that they provide to us. We set an appointment, we bring them in. We then buy the cars from them. Once we buy the car, then we do 1 or 2 things with it. We either sell it directly in a wholesale channel, meaning that we send it to the auction, or we place it with a wholesaler or we place it with a dealer. So we do both today, Gary.

We think there's more margin opportunity to place the vehicles over time. We sell the vast majority of these cars through the auction channel. But we do think, over time, as we scale it, that there is enhanced margin opportunity by selling them directly to dealers or directly to wholesalers as opposed to just being focused more on the auction than we are on that basically the direct placement. So we do a little both.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

But there's not going to be a channel comp with where you're selling the cars directly to consumers. I guess that's another thing I would be concerned about.

Jared R. Rowe
CEO, President & Director

Yes. No, as we sit today, we're not direct-to-consumer, no.

Operator

Our next question comes from Ed Woo with Ascendiant.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

I know it's not fair to compare you to competitors or even competitors outside of your industry. But just this week, a major real estate digital company who decided to get into the house flipping business just burned through a bunch of money. How do you mitigate the risk of buying and flipping cars?

Jared R. Rowe
CEO, President & Director

Yes. So Zillow, right? They bought houses, they refurbished them and then they sold them. The difference in our market is this. Number one is we turn these cars quickly. Mike can keep me honest here, but I believe the last time I looked at the numbers, our buy to sales was south of a week. So we're buying the cars, and we're selling them almost immediately. We also don't refurbish the vehicles. So what we're doing is we're just buying them on the wholesale market. Buying them directly from consumers, I'm sorry, and then sell them in the wholesale market. So we are not really in the business of predicting future value. What we're in the business of is predicting current value and then turning that car as fast as possible. Ideally, Ed, we want to turn the money two and three times a month for each one of the cars, right? So we don't want to sit on the car, we don't want to hold the car. And that's a fundamental difference between us and what Zillow is doing. We're not in the refurbishing business. We're not in predicting future value. We're just predicting current value and then harvesting that value as fast as humanly possible in the wholesale channel.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Great. Well, that's definitely a very good explanation. So you tend to flip these cars within a couple of days?

Jared R. Rowe
CEO, President & Director

Yes, Mike, what do we currently do?

Michael A. Sadowski
Executive VP & CFO

Yes. It's several weeks in between the buy and the sell, and we're collecting in on average less than 2 weeks. So yes, it's a very fast turn and very fast collection on the cash turn as well, to Jared's point, that allows us to reuse that cash multiple times in a period.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

And looking at the combination of the prices, is it just a big box? Or is it actual people who make their judgment calls?

Jared R. Rowe
CEO, President & Director

So we've put a team down in San Antonio that makes judgment calls on it. We also, as you can imagine, this team has a lot of experience in algorithmic approaches to vehicle pricing, and that's in development as well. And so when we think about these processes, it's always a blended algorithmic and human approach, because there are certain vehicles that always trade within a fairly tight range; think commodity vehicles, right? Think Toyota Corolla, Nissan Altima, those types of vehicles. They tend to trade in a very tight range. You get in the trucks and things like that, those have a broader range in which they trade, which is why you have human interaction. So it is a very much a blended approach that we intend to enhance over time. And again, from past lives, this team has a good bit of experience in running these kinds of businesses at scale.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

That's good. Gosh, you don't have the robot going on cruise control.

Jared R. Rowe
CEO, President & Director

No, no, no. No, no, no. No, no, no.

Operator

Our next question comes from Bruce Goldfarb with Lake Street capital.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

Question about CarZeus. Are there any challenges in gaining audience with the used car sellers?

Jared R. Rowe
CEO, President & Director

No. You think that, Bruce -- good to chat with you. No, that's what we think gives us the right to win in this market, is we've got the audience, right? So we've got -- we're still generating several hundred thousand new car leads a month. Over 70% of those consumers have a vehicle they trade. A lot of those consumers are actually looking for an alternative method, unbundle the transaction. They're being taught to unbundle the transaction by the industry overall. And what we do is we offer them an opportunity to do it in a very, very consumer-friendly way.

A couple of things that differentiates us from some of the other competitors. Number one is we are appointment based. Meaning that we will get you in and out in an allotted period of time, and that's something we pride ourselves on, the convenience of coming in and getting your vehicle inspected. The second thing we do is you can walk out with a check that day. That's different than a lot of the competitors out there. You may have to wait for your money.

So we like the audience we have. We like the fact that we can leverage it for this purpose, and we like our position in the market being very consumer-centric and being very focused on meeting their specific needs, which are: get me in, get me out in a reasonable amount of time; help me understand what this process is going to look like; and when I leave without my car keys, am I going to leave with a check? And in our world, the answer to that is yes.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

Great. And you're talking about decoupling it with a new car purchase, right? That's what you're talking about?

Jared R. Rowe
CEO, President & Director

Yes, it's decoupling from the transaction overall, right? There's been the school of thought for years about a consumer will have more leverage in a vehicle transaction if they uncouple the components of the vehicle sale, CarMax, Carvana, Vroom, dealers, right? Some dealers out there have been fairly focused on this as well. Dealers still don't have -- don't get most of their used car inventory, [ some percent ] of their inventory they acquire directly from consumers. And so this whole concept of unbundling the transaction is very well-worn now. We actually are just kind of kind of tailing along with that wind and very focused on the consumer interaction of setting expectations appropriately, getting them in and out and having them leave with the check, which again, is a little different than some of our competitors.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

And have you gotten any -- it sounds like there's other people also doing this, but have you got any pushback from dealers?

Jared R. Rowe
CEO, President & Director

No, because we're an alternate source of inventory for them. We are not in the direct-to-consumer market in terms of selling these vehicles, which means we buy these vehicles from consumers, and we put them into the wholesale channels. The bulk of dealers' inventory for used car sales still till this day comes from trade-ins and comes from the wholesale channels, auctions. So all we're doing is providing them with an opportunity to get access to this inventory that they may not otherwise see.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

And then I guess my last question is, do you anticipate -- I mean, now it sounds like you're turning the inventory so quickly, it's probably not a factor. But as you ramp, do you see any financing barriers as a challenge as you ramp this business and things normalize?

Jared R. Rowe

CEO, President & Director

No. Over time, we'll have to continue to extend our financing capabilities. But listen, you know as well as I do, Bruce, it's all about the risk model and how quick you turn the money. And quite frankly, we've got a low risk. We've got a very controlled risk model, and we turn the money fast. So no, we don't think that that will be an impediment to growth. We don't. No.

I would say too, Bruce is -- and I keep coming back, because -- I apologize, but there are other folks doing this. But what happened with a lot of those folks is they hit a ceiling from a cost of acquisition perspective, which makes it more difficult for them to enter new markets. That's our secret sauce. We've got the audience. And as long as we keep turning the money fast, managing that risk model, right? You're always going to have breakage in your portfolio. But managing that breakage effectively, which we're pretty good at, and we're already showing that we can do, no, we think access to capital is going to be -- not going to be a challenge.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

Great. And this -- I love this, and it looks -- it sounds like as you can move through Texas, and this is things you can bring to other states and really scale this.

Jared R. Rowe
CEO, President & Director

Yes. Texas is the second largest car market in the country. You've got California, Texas and Florida. So yes, we're excited about the opportunity that sits inside of Texas, but we're also excited about what we can do outside of that, because as I mentioned in my prepared remarks, we believe we have the audience necessary to support a scaled national offering. What we need to do is we need to build the operational components underneath it. We've got one, right? We're in San Antonio. We're in two now, because we've got Austin. We're extending into Austin. So we're not -- we're also not going to let any moss grow under our feet here. We intend to move fairly aggressively on this side.

Bruce Goldfarb
Lake Street Capital Markets, LLC, Research Division

Great. Congrats on the progress, and I'll look forward to seeing how this unfolds.

Operator

Thank you. At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe
CEO, President & Director

All right. Well, I'd just like to say thank you, everybody. We appreciate you joining the call. We look forward to speaking with you all again soon. I will just reiterate a couple of things, right? Listen, there are some industry headwinds out there for businesses like ours. I think that this team is doing a great job, and I want to thank the team for doing that work. Doing a great job of managing the core business, but more than just managing the core business, also looking to transform the business. And again, we believe very strongly that third-party audience efficiency with first-party monetization, being able to participate in that monetization is the future of marketplaces. And so we couldn't be more excited to be bringing the pieces together that we've brought together and really looking forward to continuing to grow this business over the next several periods.

So with that, I'm just going to say thank you. Appreciate all your time. Appreciate your support. We will talk again soon.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.